Exhibit 21.1

Subsidiaries of SurePure, Inc.

1.	SurePure Investment Holding AG

Country of Incorporation: Switzerland

2.	SurePure Operations AG

Country of Incorporation: Switzerland

3.	SurePure Latin America-Marquinas de Purificação U.V.C. LTDA

Country of Incorporation: Brazil

4.	SurePure Holdings South Africa (Pty) Ltd.

Country of Incorporation: South Africa

5.	SurePure Participations AG

Country of Incorporation: Switzerland

6.	SurePure Marketing South Africa (Pty) Ltd.

Country of Incorporation: South Africa